Exhibit 10-Y:









February 23, 2000

Robert L. Wise
701 Tioga Street
Johnstown, Pennsylvania  15905


Dear Robert:

         The purpose of this letter is to set forth the terms and conditions of the supplemental pension that GPU Service, Inc. ("GPUS") has agreed to provide to you upon your retirement.

         1. Upon your retirement from employment with GPUS and all other subsidiaries of GPU, Inc. (GPU, Inc. and its subsidiaries are referred to herein as the "GPU Companies") on any date subsequent to the date of this letter (the date as of which you so retire is referred to herein as your "Retirement Date") you shall be entitled to receive from GPUS a supplemental pension (your "Supplemental Pension"), which shall be in addition to the pension payable to you under the GPU Companies Employee Pension Plan (the "EPP") and GPUS's Supplemental and Excess Benefits Plan (together, the "GPU Retirement Plans"), and in addition to the pension payment to you under the GPU Companies Supplemental Executive Retirement Plan.

         2. The Supplemental Pension payable to you hereunder, when expressed as a single life annuity, shall be a monthly amount of income equal to the amount, if any, by which either (a) $19,885.91 for each month beginning after your Retirement Date and before the month beginning after your 62nd birthday, or (b) $19,385.91 for each month beginning after the later of your Retirement Date or your 62nd birthday, exceeds (c) the aggregate pension amount payable to you for such month under the GPU Retirement Plans, determined for this purpose without taking into account (i) any Additional Pension amount payable to you under the EPP and (ii) the 20% increase in the pension amounts payable to you under the GPU Retirement Plans during the first 12 months following your retirement. The amounts specified in (a) and (b) of the preceding sentence shall be adjusted to reflect any awards made to you after the date of this Agreement under the GPUS Incentive
Compensation Plan for Elected Officers, to the extent such awards are treated under Section 1.11 of the EPP as "Earnings" for calendar months ending on or prior to February 29, 2000.

         For purposes of the foregoing, if any part of the aggregate pension amount payable to you under the GPU Retirement Plans is not payable in the form of a single life annuity commencing on the first day of the month following your Retirement Date, the pension amount referred to in (c) of the preceding paragraph shall be determined as if such part were so payable.

         3. The Supplemental Pension shall be paid to you in the form of a single life annuity unless you are married on your Retirement Date, in which case it shall be paid in the form described as option 2 in Section 10.1 of the EPP, with your spouse as beneficiary.

         4. If you should die before you start to receive your Supplemental Pension, your surviving spouse, if any, shall be entitled to receive from GPUS an annuity (the "Survivor's Annuity") payable to her for her lifetime in a monthly amount equal to 50% of the Supplemental Pension that would have been payable to you hereunder if you had not died, if you had retired on the last day of the month in which your death occurs and if you had not been married on such last day. Payment of the Survivor's Annuity shall commence on the first day of the month following the date of your death and shall end with the payment due for the month in which your surviving spouse's death occurs.

         5. Payment of your Supplemental Pension shall commence on the first day of the month following your Retirement Date and shall end with the payment due for the month in which your death occurs or, if the Supplemental Pension is payable in the form described as Option 2 in Section 10.1 of the EPP, the month in which your death or your spouse's death occurs whichever is the later.

         6. With each monthly payment of the Supplemental Pension payable to you during the first 12 months following your Retirement Date, you shall be entitled to receive an additional amount equal to 20% of the amount of such monthly payment; provided, however, that if clause (a) of Section 2 hereof applies in calculating the Supplemental Pension amount payable for such month, the additional amount payable to you for such month under this Section 6 shall be equal to 20% of the Supplemental Pension amount that would be payable to you for such month if clause (b) instead of clause (a) of Section 2 were applicable in calculating the amount of your Supplemental Pension payment for such month.

         7. Notwithstanding any other provision of this Agreement to the contrary, you may elect to have the Supplemental Pension that becomes payable to you or your surviving spouse under Section 1 or 4 hereof paid in the form of a single lump sum payment. The amount of such lump sum payment shall be determined in the same manner as the amount of the lump sum payment payable pursuant to an election by you under clause (a) of the first paragraph of Section 8 would be determined, as provided in the third paragraph of Section 8.

         Any election under this Section 7 shall be effective only if it is made at least twenty-four (24) months prior to the termination of your employment with the GPU Companies. Any election so made may be revoked, and a new election may be made under this Section 7, at any time; provided, however, that any such revocation or new election shall be effective only if it is made within the period specified in the preceding sentence. Any election, or revocation of an election, that may be made by you under this Section 7 shall be made in writing, on a form that is furnished to you for such purpose by the Administrative Committee for the EPP (the "Administrative Committee") and that is signed by you and delivered to the Administrative Committee.

         8. Notwithstanding any other provision of this Agreement or the GPU Retirement Plans to the contrary, or any other form of distribution or payment provided for or optional form of distribution or payment otherwise elected under this Agreement or the GPU Retirement Plans, you shall be permitted to make either one, or both, of the following special distribution elections: (a) to have the Supplemental Pension payable to you hereunder, or the Survivor's Annuity payable hereunder to your surviving spouse, distributed in the form of a single lump sum payment in the event of your termination of employment with the GPU Companies for any reason within the two (2) year period following the occurrence of a "Change in Control" (as defined in Appendix A hereto), or (b) if a Change in Control occurs after the termination of your employment with the GPU Companies but before all payments required to be made hereunder with respect to your Supplemental Pension have been made, to have the Supplemental Pension payments that otherwise would be made hereunder after the date of such Change in Control paid in the form of a single lump sum payment.

         An election under clause (a) of the preceding paragraph shall be effective only if it is made either at least twenty-four (24) months prior to such termination of your employment, or if such termination of your employment is the result of an "Involuntary Termination" (as defined in Appendix A hereto) at least one year prior to such Change in Control. An election under clause (b) of the preceding paragraph shall be effective only if it is made at least one year prior to the Change in Control, and prior to the termination of your employment. Any special election made under clause
(a) or (b) of the preceding paragraph may be revoked, and a new special election may be made thereunder, at any time; provided, however, that any such revocation or new election shall be effective only if it is made within the election period specified in this paragraph. Any special election, or revocation of a special election, that may be made hereunder shall be made in the same manner as provided in the last sentence of the second paragraph of Section 7.

         The lump sum payment to be made to you pursuant to your election under clause (a) of the second preceding paragraph shall be in an amount that is "Actuarially Equivalent" (as defined below and determined as of the first day of the month following the date of your termination of employment) to the Supplemental Pension that otherwise would be payable to you pursuant to Section 2 hereof if payment of your Supplemental Pension and the pension payable to you under the GPU Retirement Plans (i) were to commence on your Retirement Date, and
(ii) were to be made in the form of a single life annuity. The lump sum payment to be made to your surviving spouse pursuant to your election under clause (a) of the second preceding paragraph shall be in an amount that is Actuarially Equivalent (as defined below and determined as of the first day of the month following the date of your death) to the Survivor's Annuity that otherwise would be payable to your surviving spouse pursuant to Section 4 hereof.

         The lump sum payment to be made to you or your surviving spouse pursuant to your election under clause (a) of the second preceding paragraph shall be made by no later than thirty (30) days following the date of your termination of employment.

         The lump sum payment to be made pursuant to your election  under clause
(b) of the third preceding paragraph shall be in an amount that is Actuarially Equivalent (as defined below and determined as of the first day of the month coincident with or next following the date on which the Change in Control occurs) to the payments that otherwise would be made hereunder with respect to your Supplemental Pension after the date of such Change in Control. Such lump sum payment shall be made by no later than thirty (30) days following the date on which such Change in Control occurs.

         For purposes of this Section 8, "Actuarially Equivalent" shall mean, with respect to any distribution or payment, an actuarially equivalent amount, calculated by using the annual interest rate on 30-year Treasury securities for the second month preceding the calendar year in which such distribution is made or commences, and the mortality table prescribed for purposes of section 417 (e) (3) (A) (ii) (I) of the Internal Revenue Code of 1986, as amended (the "Code") . Such annual interest rate and mortality table shall be as specified or prescribed by the Commissioner of the Internal Revenue Service for purposes of Section 417(e)(3)(A)(ii) of the Code in revenue rulings, notices or other guidance.

         9. In addition to the Supplemental Pension described above, you will also receive (i) an extension of coverage in your and your family's health care benefits under the Supplemental and Excess Medical Plan to the third anniversary of the date of your retirement, or your attainment of age 62, whichever is later, and (ii) an amendment to your Split-Dollar Agreement that will permit you to receive the maximum level of benefits with respect to your Senior Executive Life Insurance policy provided for under GPUS's Senior Executive Life Insurance Program.

         10. You and your surviving spouse shall have the status of a mere unsecured creditor of GPUS with respect to your, and her, right to receive any payment under this Agreement. This Agreement shall constitute a mere promise by GPUS to make payments in the future of the benefits provided for herein. It is intended that the arrangements reflected in this Agreement be treated as unfunded for tax purposes, as well as for purposes of Title I of ERISA.

         11. Your rights and your surviving spouse's rights to payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors or the creditors of your spouse or any other beneficiary.

         12. The Supplemental Pension and other benefits provided to you hereunder are in lieu of any and all benefits to which you would have been entitled under the 1998 Voluntary Enhanced Retirement Program (the "VERP") if you had retired under the VERP in accordance with its terms. It is understood and agreed that the VERP Agreement between you and GPU Generation, Inc. ("Genco") dated September 17, 1998 ("your VERP Agreement") is no longer of any force and effect, and that neither you nor Genco nor any other of the GPU Companies has any further rights, obligations or liabilities thereunder.

         If the foregoing correctly reflects your understanding of the agreement between you and GPUS as to your Supplemental Pension, will you please so indicate on the enclosed duplicate copy of this letter which will then constitute a binding agreement between GPUS on the one hand, and you, on the other.

                                        GPU SERVICE , INC.


                                        By: ----------------------------------
                                             Fred D. Hafer, Chairman, President
                                             & Chief Executive Officer

The foregoing correctly reflects my understanding and is agreed to by me as of the date of this letter



--------------------------
Robert L. Wise

                                   APPENDIX A

         "Change in Control" shall mean:

                  (1) An acquisition (other than directly from GPU, Inc. ("GPU" ) of any common stock of GPU ("Common Stock") or other voting securities of GPU entitled to vote generally for the election of directors (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding shares of common stock or the combined voting power of GPU's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (i) GPU or (ii) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by GPU (for purposes of this definition, a "Subsidiary"), (B) GPU or its Subsidiaries, or
(C) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

                  (2) The individuals who, as of August 1, 1996, are members of the Board of Directors of GPU (the "Incumbent Board"), cease for any reason to constitute at least seventy percent (70%) of the members of the Board of Directors of GPU (the "Board"); provided, however, that if the election, or nomination for election by GPU's shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                  (3)      The consummation of:

                           (A) A merger, consolidation or reorganization with or
                  into GPU or in which securities of GPU are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into GPU or in which securities of GPU are issued where:

                                    (i) the  shareholders  of  GPU,  immediately
                           before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                                    (ii) the individuals who were members of the
                           Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least seventy percent (70%) of the members of the board of directors of the Surviving Corporation, or a corporation, directly or indirectly, beneficially owning a majority of the Voting Securities of the Surviving Corporation, and

                                    (iii) no Person  other than (w) GPU, (x) any
                           Subsidiary, (y) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by GPU or any Subsidiary, or (z) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities or common stock of GPU, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities or its common stock.

                           (B) A complete liquidation or dissolution of GPU; or

                           (C)  The  sale  or  other   disposition   of  all  or
                  substantially all of the assets of GPU to any Person (other than a transfer to a Subsidiary).

         Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by GPU which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by GPU, and after such share acquisition by GPU, the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increases the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

         "Involuntary Termination" shall mean the termination of your employment with the GPU Companies (A) as a result of your death, (B) by any GPU Company, for any reason, or (C) by you, for "Good Reason."

         "Good Reason" shall mean the occurrence after a Change in Control of any of the following events or conditions:

                  (1) a change in your status, title, position or responsibilities (including reporting responsibilities) which, in your reasonable judgment, represents an adverse change from your status, title, position or responsibilities as in effect immediately prior thereto; the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with your status, title, position or responsibilities; or any removal of you from or failure to reappoint or reelect you to any of such offices or positions, except in connection with the termination of your employment for disability, cause, as a result of your death or by you other than for Good Reason;

                  (2)      a reduction in the rate of your annual base salary;

                  (3) any change in location of your place of employment to a location other than Reading, Pennsylvania without your consent;

                  (4) the failure by the GPU Companies to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of any GPU Company in which you participated, within seven (7) days of the date such compensation is due;

                  (5) the failure by the GPU Companies (A) to continue in effect
(without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which you were participating immediately prior to such failure by the GPU Companies, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to you or (B) to continue to provide you with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice in which you were participating immediately prior to such failure by the GPU Companies;

                  (6) the failure of GPUS to obtain a satisfactory agreement from any successors or assigns to assume and agree to honor and perform GPUS's obligations under this Agreement; or

                  (7) any purported termination of your employment which is not effected pursuant to a Notice of Termination as that term is defined in your Severance Agreement dated February 23, 2000.

                  Any event or condition described in clauses (1) through (7) above which occurs (A) within twelve (12) months prior to a Change in Control or
(B) prior to a Change in Control but which you reasonably demonstrate (x) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (y) otherwise arose in connection with, or in anticipation of a Change in Control which has been threatened or proposed, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to a Change in Control.